Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO	Alison Ziegler 212-554-5469
Kate Blute – Director of Investor and Public Relations
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Announces Record Revenues and

Earnings in the First Quarter of 2009

First Quarter Highlights:

•	Revenue gained 7.5% to $187 million compared to Q1 2008
•	Net income increased 58.7% compared to Q1 2008, rising to $5.9 million, or $0.44 per diluted share
•	Increases in client census and rate combined with increased efficiencies in operations contributed to record earnings
•	Cash from operations totaled $7.8 million
•	Sale of NET Services operations suspended by Providence

TUCSON, ARIZONA—May 6, 2009 — The Providence Service Corporation (Nasdaq: PRSC) today announced results for the first quarter of 2009 ended March 31, 2009.

For the first quarter of 2009, the Company reported revenue of $186.7 million, an increase of approximately 7.5% from $173.7 million for the comparable period in 2008. Revenue from Providence’s social services segment grew 9.1% to $85.2 million in the first quarter compared to $78.1 million in the prior year period while revenue from its non-emergency transportation (NET) services business totaled $101.5 million in the first quarter of 2009, an increase of 6.2% from $95.6 million in the first quarter of 2008.

Operating income increased 37.4% to $15.0 million in the first quarter of 2009 compared to $10.9 million recorded in the year ago period. Net income gained 58.7% to $5.9 million, or $0.44 per diluted share, in the quarter ended March 31, 2009, and included approximately $2.1 million in costs and expenses related to the amended credit agreement, the now abandoned consent solicitation and costs related to the potential sale of non-strategic assets. In the year ago quarter, net income was $3.7 million, or $0.29 per diluted share.

Providence’s direct client census was approximately 60,000 at March 31, 2009, up from over 55,000 at March 31, 2008, and the Company had over six million individuals eligible to receive services under its NET contracts at March 31, 2009. The Company had 726 direct contracts at March 31, 2009 up from 705 at March 31, 2008.

Managed entity revenue, which represents revenue of the not-for-profit social services organizations the Company provides management and/or administrative services to in return for a negotiated management fee, decreased 13.2% to $53.4 million for the quarter ended March 31, 2009 from $61.5 million for the prior year period. The decrease in managed entity revenue from period to period was primarily attributable to the Company’s September 2008 acquisition and consolidation of substantially all of the assets in Illinois and Indiana of Camelot Community Care, Inc., a managed entity. Managed entity revenue is presented to provide investors with an additional measure of the size of the operations under Providence’s management or administration and can help investors understand trends in management fee revenue. Managed client census was approximately 22,000 at March 31, 2009 as compared to approximately 25,000 at March 31, 2008. Contracts of managed entities decreased to 293 from 325 year over year.

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5524 E. Fourth Street — Tucson, Arizona 85711 — Tel 520/747-6600 — Fax 520/747-6605 — www.provcorp.com

Providence Service Corporation

“Given the difficult business conditions we experienced in the back half of 2008, we are particularly pleased to see such across the board improvements in the first quarter both from the traction from operating efficiencies realized as well as external improvements in the payer sector,” said Fletcher McCusker, Chairman and CEO. “Our rates have improved, referral impediments have eased, our census is up, our operational improvements, including cost cutting measures, initiated last year in our most challenging markets have proven successful and most of the expense reductions we announced expecting continued pressure on revenue have been implemented. The social services segment contributed $0.37 per diluted share while the NET segment contributed $0.07 to diluted earnings per share. The diluted earnings per share for the NET segment include a corporate overhead allocation, all interest related to senior debt, and approximately $1.6 million comprised of the amended credit agreement fees and expense and costs related to the sale of non-strategic assets.”

“We saw our payer environment begin to stabilize in our social services markets in the first quarter of 2009. We attribute much of this to the favorable psychology associated with the passage of the Children’s Health Insurance Program Reauthorization Act (signed into law in February 2009), the American Recovery and Reinvestment Act of 2009, and a Federal court decision that permanently enjoined the State of California from making any Medicaid cuts. For the first time since July 2008, we believe that state governments are now operating under the assumption that there will be additional federal assistance to help manage the services afforded our indigent populations. With respect to our NET Services operating segment, we saw some rates improve along with lower utilization, which resulted in improved operating margin for the first quarter of 2009. Given the current favorable Medicaid outlook, anticipated new funding availability for our payers and the improvement in performance in both segments of our operations, we have suspended efforts to sell our NET services operations in favor of growing both segments of our business and keeping them working together on behalf of our state payers to maximize value for our stockholders.”

“There was clearly pent up demand that resulted from the rationing of care that occurred in the back half of 2008 and we remain cautious regarding the remainder of 2009. A number of states still face record deficits and fiscal 2010 state budgets will not be set until around June 2009. While we are not ready to issue guidance based upon our first quarter results, we believe there is more rational behavior and budget planning returning to the system of care.”

“Our staff’s commitment to the quality of our services and outcomes of our programs is very impressive and we are grateful to them for their dedication.”

Guidance

The Company will not provide any further guidance for the year at this time.

Conference Call

Providence will hold a conference call to discuss its results and corporate developments on Thursday, May 7, 2009 at 11:00 a.m. EDT (9:00 a.m. MDT and 8:00 a.m. Arizona and PDT). Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com or http://www.earnings.com. The call is also available by dialing (888) 679-8040, or for international callers (617) 213-4851 and by using the passcode 38247809. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=P89BVTETL. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

A replay of the teleconference will be available on http://investor.provcorp.com and http://www.earnings.com. A replay will also be available until May 14, 2009 by dialing (888) 286-8010 or (617) 801-6888, and using passcode 62359874.

About Providence

Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence does not own or operate beds, treatment facilities, hospitals or group homes, preferring to provide services in the client’s

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Providence Service Corporation

own home or other community setting. The Company provides a range of services through its direct and managed entities to over 81,000 clients through 1,019 contracts at March 31, 2009, with an estimated 6.7 million individuals eligible to receive the Company’s non-emergency transportation services related to its LogistiCare operations. Combined, the Company has a nearly $1 billion book of business including managed entities.

Certain statements herein, such as any statements about Providence’s confidence or strategies or its expectations about revenues, results of operations, profitability, earnings per share, contracts, collections, award of contracts, acquisitions and related growth, growth resulting from initiatives in certain states, effective tax rate or market opportunities, constitute “forward-looking statements” within the meaning of the private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause Providence’s actual results or achievements to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, reliance on government-funded contracts, risks associated with government contracting, risks involved in managing government business, legislative or policy changes, challenges resulting from growth or acquisitions, adverse media and legal, economic and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its latest Form 10-K. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Providence undertakes no obligation to update any forward-looking statement contained herein.

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Income

(in thousands except share and per share data)

(UNAUDITED)

	Three months ended March 31,
	2009	2008
Revenues:
Home and community based services	$72,691	$65,896
Foster care services	8,948	6,952
Management fees	3,592	5,242
Non-emergency transportation services	101,481	95,574

	186,712	173,664
Operating expenses:
Client service expense	66,874	61,483
Cost of non-emergency transportation services	89,822	86,248
General and administrative expense	11,891	11,666
Depreciation and amortization	3,084	3,320

Total operating expenses	171,671	162,717

Operating income	15,041	10,947

Other (income) expense:
Interest expense	5,314	5,285
Interest income	(116)	(358)

Income before income taxes	9,843	6,020
Provision for income taxes	3,966	2,316

Net income	$5,877	$3,704

Earnings per share:
Basic	$0.45	$0.30
Diluted	$0.44	$0.29
Weighted-average number of common shares outstanding:
Basic	13,115,018	12,527,875
Diluted	14,851,279	12,739,617

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Providence Service Corporation

Page

The Providence Service Corporation

Consolidated Balance Sheets

(in thousands except share and per share data)

	March 31, 2009	December 31, 2008
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$32,149	$29,364
Accounts receivable-billed, net of allowance of $5.3 million in 2009 and $3.4 million in 2008	81,879	72,617
Accounts receivable—unbilled	514	424
Management fee receivable	7,644	7,703
Other receivables	3,322	3,149
Notes receivable	395	468
Restricted cash	7,877	7,804
Prepaid expenses and other	11,941	15,378
Deferred tax assets	4,803	4,757

Total current assets	150,524	141,664
Property and equipment, net	11,464	11,983
Notes receivable, less current portion	98	132
Goodwill	113,050	112,770
Intangible assets, net	79,553	81,556
Restricted cash, less current portion	5,210	5,207
Other assets	12,198	12,351

Total assets	$372,097	$365,663

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term obligations	$15,021	$14,265
Accounts payable	3,776	3,005
Accrued expenses	29,477	27,233
Accrued transportation costs	31,357	32,051
Deferred revenue	4,695	3,375
Current portion of interest rate swap	1,403	1,431
Reinsurance liability reserve	8,301	8,847

Total current liabilities	94,030	90,207
Long-term obligations, less current portion	219,169	223,494
Other long-term liabilities	4,029	3,975
Deferred tax liabilities	11,056	10,096

Total liabilities	328,284	327,772
Commitments and contingencies

Stockholders' equity:
Common stock: Authorized 40,000,000 shares; $0.001 par value; 13,473,859 and 13,462,356 issued and outstanding (including treasury shares)	13	13
Additional paid-in capital	170,005	169,699
Retained deficit	(117,377)	(123,254)
Accumulated other comprehensive loss, net of tax	(4,405)	(4,449)
Treasury stock, at cost, 619,768 shares	(11,384)	(11,384)

Total Providence stockholder's equity	36,852	30,625
Non-controlling interest	6,961	7,266

Total stockholder's equity	43,813	37,891

Total liabilities and stockholder's equity	$372,097	$365,663

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Cash Flows

(in thousands)

(UNAUDITED)

	Three months ended March 31,
	2009	2008
Operating activities
Net income	$5,877	$3,704
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,160	1,241
Amortization	1,925	2,079
Amortization of deferred financing costs	998	620
Provision for doubtful accounts	487	614
Deferred income taxes	828	(231)
Stock based compensation	1	554
Excess tax benefit upon exercise of stock options	—	(27)
Other	147	19
Changes in operating assets and liabilities, net of effects of acquisitions:
Billed and unbilled accounts receivable	(9,958)	(2,899)
Management fee receivable	59	(295)
Other receivable	(179)	882
Restricted cash	(127)	559
Reinsurance liability reserve	(347)	(46)
Prepaid expenses and other	3,385	749
Accounts payable and accrued expenses	2,868	4,760
Accrued transportation costs	(694)	768
Deferred revenue	1,313	(838)
Other long-term liabilities	23	29

Net cash provided by operating activities	7,766	12,242

Investing activities
Purchase of property and equipment, net	(667)	(1,017)
Acquisition of businesses, net of cash acquired	(4)	(346)
Restricted cash for contract performance	51	2,643
Purchase of short-term investments, net	(65)	26
Collection of notes receivable	107	2,531

Net cash provided by (used in) investing activities	(578)	3,837

Financing activities
Proceeds from common stock issued pursuant to stock option exercise	—	101
Excess tax benefit upon exercise of stock options	—	27
Repayment of long-term debt	(3,569)	(2,162)
Debt financing costs	(769)	(33)
Capital lease payments	(34)	—

Net cash used in financing activities	(4,372)	(2,067)

Effect of exchange rate changes on cash	(31)	(195)

Net change in cash	2,785	13,817
Cash at beginning of period	29,364	35,379

Cash at end of period	$32,149	$49,196

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